Exhibit 8.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
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March 1, 2010	Dubai	Rome
	Frankfurt	San Diego
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Kilroy Realty Corporation	Madrid	Tokyo
12200 W. Olympic Boulevard, Suite 200	Milan	Washington, D.C.

Los Angeles, California 90064

Re:	Kilroy Realty Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as tax counsel to Kilroy Realty Corporation, a Maryland corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 463(b) under the Securities Act of 1933, as amended (the “Securities Act”) (together with all documents incorporated by reference therein, including without limitation the Current Report on Form 8-K filed on the date hereof, the “Form 8-K”), and a related prospectus (the “Prospectus”) contained in the Registration Statement.

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company, including with respect to its election to be taxed as a real estate investment trust (“REIT”). This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company, Kilroy Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), and their subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company, the Operating Partnership and their subsidiaries with respect to certain factual matters through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed that the conclusions reached in the opinion of Ballard Spahr LLP, counsel for the Company, dated as of the date hereof and addressed to the Company, with respect to certain matters of Maryland law, are correct.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above

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referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that:

1.	Commencing with the Company’s taxable year ending December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), and its proposed method of operation will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code; and

2.	The statements in the Form 8-K set forth under the caption “United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.

No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. Also, any variation or difference in the facts from those set forth in the Registration Statement, Prospectus or Officer’s Certificate may affect the conclusions stated herein. As described in the Form 8-K, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements. This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm, or

March 1, 2010

corporation, for any purpose, without our prior written consent, which may be granted or withheld in our discretion, except that this opinion may be relied on by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP